To the attention of Mr. Nicolas Metzke
(hereinafter the “Executive”)
July 25, 2006
Dear Nicolas,
It is with great pleasure that we send you this letter further to our recent discussions and we are delighted to confirm that you will be appointed as Managing Director of Ciao GmbH (the “Company”) as from July 25, 2006 and as Senior Vice President Managing Director of Europe of Greenfield Online, Inc. (“Greenfield Online”).
1. Duties
1.1 As Managing Director of the Company, you will be entrusted with the general management of the Company.
1.2 You will report to the sole shareholder of the Company or any body or person appointed for this purpose by the sole shareholder of the Company (the “Supervisory Body”). Further functional reporting lines within the Greenfield group may be determined from time to time by the Supervisory Body.
1.3 The Executive shall, internally together with other members of the management of the Company, if any, conduct the business of the Company with the diligence of a prudent manager in accordance with all applicable laws, the Articles of Association of the Company, any management rules adopted by the Supervisory Body, the instructions of the sole shareholder, if applicable, and this Letter. He shall promote the interests of the Company and, to the extent consistent with the interests of the Company, the interests of all companies affiliated with the Company within the meaning of Section 15 of the Stock Corporation Act (hereafter referred to as “Affiliates”).
In particular, without limiting the generality of the foregoing, the Executive shall obtain prior approval by the Supervisory Body with respect to certain major decisions as set forth in management rules adopted by the Supervisory Body from time to time.
1.4 If requested by the Supervisory Body, the Executive shall accept an office as a member in a supervisory board or comparable supervising body in other companies and senior management functions in Affiliates. If requested by the Supervisory Body, he shall resign from such functions at any time.
1.5 It is understood that until further notice the Executive shall continue to serve as General Manager of Ciao France SAS based on a separate letter of appointment to be signed concurrently herewith (the “Ciao France Appointment Letter”). Upon request of the Supervisory Body at any time, the Executive will resign from such office and agree to terminate the Ciao France Appointment Letter.
1.6 The Executive will continue to maintain his private residence in or around Paris, France, but shall regularly be working at the offices of the Company in Munich for four out of five working days per week until the end of the calendar year 2006, and for so long as the needs of the Company require it in 2007, and in the offices of Ciao France SAS for the remaining part of the week, in both cases to the extent he is not travelling on Company business.
Ciao GmbH Leopoldstraße 236 D-80807 München
Tel: +49-(0)89-25 55 16 00 Fax: +49-(0)89-25 55 17 00 Mail: info@ciao-group.com Web: www.ciao-group.com

2. Termination
In the event of termination of the term of office of the Executive as Managing Director of the Company by the sole shareholder of the Company without an important reason, or in the event of resignation by the Executive for Good Reason as defined in Section 9.3 below, the Executive shall be entitled, subject to the next following sentence, to a monthly severance payment in the amount of his monthly base remuneration plus bonus, both based on the average base remuneration and bonus earned with respect to the 12 months preceding termination, for a duration of twelve months after the effectiveness of his termination (the “Severance Payment”). The Severance Payment shall be paid monthly in arrears, but only if and so long as the Executive continues to comply with his obligations under Sections 9 (Non-Compete Clause) and 10 (Confidentiality). If the Company chooses to waive the Non-Compete Clause where the Executive has been terminated without an important reason or where he has resigned for Good Reason, the Company shall pay any remaining amounts of the Severance Payment in one lump sum promptly after giving notice of such waiver. All such payments shall be made after deduction of any withholdings required by law. Should the Executive resign without Good Reason or be terminated for an important reason, the Company shall not be obligated to make the Severance Payment.
In the event of termination or dismissal, the Executive commits to assist the Supervisory Board to ensure a smooth transition with the new managing director appointed.
3. Remuneration
3.1 The Executive shall receive from the Company an annual remuneration in the amount of €193,599 (One Hundred and ninety three thousand five hundred ninety nine euros) per year, pro-rated for partial years. This remuneration shall remain in effect until December 31, 2006, after which time it will be reviewed by the Supervisory Body for 2007 and each subsequent year.
The amount of annual remuneration due under this letter shall be reduced by the amount of annual remuneration due for the relevant period by Ciao France SAS under the Ciao France Appointment Letter, as it may be amended from time to time. The parties shall agree from time to time on an annual remuneration under the Ciao France Appointment Letter which is adequate in consideration of the expected relation between working time spent for the exercise of the office as General Manager of Ciao France SAS on the one hand and all other work under this letter on the other hand.
3.2 The annual remuneration shall be payable in twelve equal installments at the end of each calendar month, after deduction of any amounts to be withheld under law. For any part of a calendar year or calendar month, payment shall be made only of an amount proportionate to such time.
3.3 In addition to the remuneration under Section 3.1 above, the Company shall pay a bonus in accordance with the provisions of the Greenfield Online 2006 Executive Compensation and Bonus Plan (the “Bonus Plan”) as amended.
3.4 The remuneration provided for in this Section 3 shall be a compensation for all work of the Executive. Therefore, there shall be no additional compensation for overtime, holiday or other extra work.
3.5 All payments due under this letter shall be made by wire transfer to such bank account as shall be designated by the Executive from time to time and initially to his account no. 02219517501 using the IBAN FR76 1870 7000 2202 2195 1750 127with Banque Populaire Val de France in Versailles, France. Any costs of making such wire transfer shall be borne by the Company.
Ciao GmbH Leopoldstraße 236 D-80807 München
Tel: +49-(0)89-25 55 16 00 Fax: +49-(0)89-25 55 17 00 Mail: info@ciao-group.com Web: www.ciao-group.com

3.6 Upon the execution of this agreement Executive will receive a grant of options to purchase 25,000, shares of Greenfield Online common stock, pursuant to the terms of the Greenfield Online’s Amended 2004 Equity Incentive Plan (“2004 Plan”). These options will be granted with an exercise price equal to the closing sale price for the stock on the date of grant. These options will vest over 4 years, with 25% vesting on the anniversary of the date of grant and 12.5% vesting each 6 months thereafter, provided, however, vesting of all or any portion of these options shall accelerate in the event of a termination of your employment by the Company without Cause or your Resignation for Good Reason, in each case which occurs as a result of or within twelve (12) months after a Change in Control (as such terms are defined in the Notice of Grant and the 2004 Plan).
3.6 The Company agrees to equalize the Executive’s French income tax liability pursuant to a formula prepared by the Company’s accountants. The Executive agrees to provide all necessary personal income tax return information to the Company accountants in order for the Company to determine the proper equalization amount.
4. Expenses — Company Car – Housing
4.1 The Company shall reimburse necessary and appropriate expenses, including travel and business expenses in accordance with Company policy, including expenses for weekly travelling between Paris and Munich. As the case may be, proof for the expenses shall be provided in accordance with tax rules unless lump sum amounts can be reimbursed under tax law.
4.2 The Executive shall be entitled to the use of a car leased or acquired by the Company in the upper class segment (e.g. “Mercedes E-Klasse”, BMW “5er-Reihe”), which shall have a retail price, including all options and upgrades of no more than €65,000. The company car will be used for business and private purposes free of any charges for the Executive. The Company shall bear any costs in relation to the company car such as insurances, taxes, fuel, inspections and the like, except for private taxes to be borne by the Executive in connection with the usage of the company car. In particular this will constitute a benefit in kind both for tax and social security purposes. The Executive shall inform the Company of any event affecting the vehicle immediately and, at the latest, within 48 hours, so that the Company may take all necessary steps. The Executive shall maintain the vehicle in perfect condition as regards its structure and bodywork. Upon termination of the term of office of the Executive, he shall return immediately the vehicle to the Company and hand over the papers and keys. The Executive shall be personally liable for any ticket or fine relating to parking or traffic offences that you may receive while using the company car. The Executive shall pay the whole amount owed within the required timeframe.
4.3 So long as the Executive maintains his private residence in France, the Company shall pay to the Executive a lump sum compensation for housing costs in Munich in the gross amount (subject to required withholdings) of € 2,500 per month. In the event that the Executive decides to relocate permanently to Munich or surroundings, the Company shall reimburse reasonable expenses for relocation including day-care or scholarship for the children for a duration of 2 years (provided the Executive remains employed by Company).
Ciao GmbH Leopoldstraße 236 D-80807 München
Tel: +49-(0)89-25 55 16 00 Fax: +49-(0)89-25 55 17 00 Mail: info@ciao-group.com Web: www.ciao-group.com

5. Vacation
5.1 The annual vacation entitlement of the Executive amounts to 25 working days (which term includes all days except Saturday, Sunday and official holidays).
5.2 The timing of vacation shall be determined by agreement with the Supervisory Body, taking into consideration the business situation.
5.3 To the extent the Executive cannot take his vacation until the end of a calendar year because of business or personal reasons, his vacation right shall continue to exist until April 30 of the following year. If for health reasons the vacation cannot be taken in part or in full until this date, the right shall extinguish. There shall be no claim for a compensation for vacation days not taken.
5.4 If the annual vacation cannot be taken because the term of office is terminated, the Executive shall be compensated.
6. Compensation in the Event of Sickness
6.1 In case of sickness, the monthly payments will be continued for a period of three months.
6.2 Any payments from third parties, e.g. insurances, shall reduce the payments of the Company insofar as the aggregate payments from the insurance and the Company would exceed the net amounts which the Executive would receive pursuant to Section 4 if he would work.
6.3 Should the Executive die during his term of office, his wife or other persons entitled to support shall receive the remuneration pursuant to Section 4.1 for a period of six months following the month of death. If at this point of time his wife should already have deceased, any children entitled to support shall obtain these payments.
6.4 The Executive hereby assigns to the Company his claims for damages which he may have against third parties who have caused his inability to work to the extent the Company makes payments under the above continuation rule. He undertakes to provide to the Company any information which it may require in connection with the prosecution of such claims and to support it in pursuing them.
7. Additional Activities
7.1 The Executive shall use his complete working capacity as well as his knowledge and experience in the interest of the Company. He may freely determine his working time.
7.2 Any other gainful activity shall require the prior consent of the Supervisory Body. The Executive undertakes to inform the Supervisory Body in advance in writing on any other activity that does or may require consent.
7.3 The Supervisory Body may withhold or withdraw his consent only if the relevant other activity as such or together with other activities may in the opinion of the Supervisory Body, negatively affect the work of the Executive for the Company or other interests of the Company or the Affiliates.
7.4 Publications and lectures regarding the field of activities of the Company as well as accepting an office on supervisory bodies of other companies or a honorary office in organizations shall require the prior written consent of the Supervisory Body except for lectures and
Ciao GmbH Leopoldstraße 236 D-80807 München
Tel: +49-(0)89-25 55 16 00 Fax: +49-(0)89-25 55 17 00 Mail: info@ciao-group.com Web: www.ciao-group.com publications of the Executive of a general scientific nature which do not relate to the core business of the Company or the Affiliates.
7.5 At the request of the Supervisory Body which may be made at any time the Executive shall resign from all offices he holds as a consequence of or in connection with his appointment as Managing Director of the Company.
8. Inventions and Suggestions for Improvement
8.1 The Executive shall promptly notify the Company in writing on any invention made by him which is resulting from his work with the Company or is based on know-how or work results of the Company’s business to a significant degree (“Company Related Invention”).
8.2 The Company may claim any Company Related Invention by written notification to the Executive within four months after receiving the notification from the Executive. Effective upon receipt of such notification of the Company by the Executive, all rights in the invention shall be deemed transferred to the Company. If the Company does not claim the invention within such period of four months, the invention shall be at the Executive’s free disposal.
8.3 If during the term of his Agreement the Executive makes an invention which is not a Company Related Invention, he shall inform the Company immediately in writing. If such invention falls into the field of activity of the Company or an Affiliate, the Executive shall offer to the Company an exclusive right to use the invention at reasonable terms in accordance with market practice. The Executive may not use such invention during the term of this Letter unless the Company declines the offer in writing or three months have passed since the notification was received by the Company and the Company has not accepted the offer.
8.4 The Company shall have full and exclusive rights to all inventions, copyrighted works and other intellectual property rights made or acquired by the Executive during the time of his employment and term of office with the Company prior to the signing of this Letter whether or not formalities like those provided for in this Letter had been complied with at the relevant time or whether it would or would not be considered as a Company Related Invention under the provisions of this Letter.
9. Non-Compete Clause
9.1 During the term of his office, the Executive shall not become active, neither directly nor indirectly, neither for his own account nor as an employee, for a business which is directly competing, or where there are concrete indications that it may competing, with the Company or an Affiliate. The Executive shall also refrain from soliciting the employees of the Company or of the Affiliates. This prohibition shall apply also to any consulting or other promoting of such business, even on an intermediate basis, to the starting of any such business and to the taking of any participation or interest in any such business. The prohibition shall not apply to the holding of shares in companies listed on a stock exchange representing less than one percent of the share capital.
9.2 The prohibition in Section 9.1 shall continue to apply for a period of two years following your term of office on the basis of the business of the Company or an Affiliate carried out on the date of resignation or dismissal or other termination of your term of office (taking into account any business under development by these companies to the extent known by the Executive). Provided that the Executive has been terminated without an important reason (for cause), or has resigned for “Good Reason”, as defined below, the Executive shall be entitled to compensation during such period. During or with respect to the first twelve months of the non-compete period, such compensation shall be the Severance Payment provided for in Section 2. For the second twelve months of the non-compete period, the compensation shall
Ciao GmbH Leopoldstraße 236 D-80807 München
Tel: +49-(0)89-25 55 16 00 Fax: +49-(0)89-25 55 17 00 Mail: info@ciao-group.com Web: www.ciao-group.com be a monthly payment of 50% of one twelfth of the total base remuneration (without bonus) received by the Executive during the 12 months preceding the termination or dismissal.
The Company may waive the prohibition provided for in this Section 9.2 at any time. If the notice of waiver is given during the first twelve months of the non-compete period, the provisions of Section 2 apply and no further compensation shall be due for any period thereafter. If the notice of waiver is given during the second twelve months of the non-compete period, the obligation to pay compensation shall cease as from the time of giving such notice.
9.3 Resignation for Good Reason. The Executive may resign for Good Reason effective 30 days after giving the notice contemplated by this Section 9.3, unless the Company cures the event or condition constituting Good Reason within such period. For purposes of this Section 9.3, “Good Reason” shall mean any one of the following: (i) a material diminution of the Executive’s title and status as set forth in this Letter or assignment to duties and responsibilities inconsistent with those set forth in this Letter; (ii) the relocation of the Executive to any place 200 kilometers outside of the city of Paris, France (other than with Executive’s prior consent and other than the requirement set forth in Section 1.6); or (iii) a substantial reduction of the Executive’s compensation package as set forth in this Letter, unless such a reduction is made by the Company ratably with all other executives at similar levels of responsibility. Notwithstanding the foregoing, any of the events described in clauses (i) through (iii) of this Section 9.3 shall constitute “Good Reason” only if the Company fails to cure such event within 30 days after receipt from the Executive of written notice of the event which constitutes Good Reason; and “Good Reason” under clauses (i) through (iii) above shall cease to exist for an event on the 60th day following the later of its occurrence or the Executive’s actual knowledge thereof, unless the Executive has given the Company written notice thereof prior to such date.
9.4 Any exemptions from Sections 9.1 or 9.2 shall have to be agreed in writing by the Supervisory Body
10. Confidentiality
10.1 The Executive shall keep strictly confidential all information relating to the Company and the Affiliates which becomes known to him during his work for the Company. In particular he shall not disclose any company or business secrets.
10.2 Information may only be disclosed to third parties in fulfillment of a contractual obligation of the Company or if this is done in the interest of the Company or following a court or administrative order.
10.3 The obligations under this Section 10 shall continue to apply after the term of office of the Executive.
11. Contractual Penalty
In the event of any breach of the obligations in Sections 9 and 10 of this Letter, the Executive shall pay a penalty in an amount equivalent to the one half of remuneration pursuant to Section 3.1 received during the twelve calendar months preceding the breach or, if the breach is committed after termination or resignation, preceding termination or resignation from the term of office. In the event of a continuing breach, such penalty shall be due for each month in which the breach occurs. The preceding provisions shall not affect any other claims of the Company resulting from the relevant breach. In the event that the Executive has made contractual payments for a breach of the non-competition provisions of the Share Purchase Agreement Ciao AG dated as of 6 April 2005 between, among others, the Executive, SRVY Acquisition GmbH and Ciao Holding GmbH, then any such payment shall be used to offset
Ciao GmbH Leopoldstraße 236 D-80807 München
Tel: +49-(0)89-25 55 16 00 Fax: +49-(0)89-25 55 17 00 Mail: info@ciao-group.com Web: www.ciao-group.com the payments due under this Section 11, to the extent that they are due for the same calendar periods.
12. Return of Documents
Upon request of the Company at any time, the Executive shall return all documents, records, data, storage devices, other objects and materials which he obtained or holds in connection with his employment and shall certify in writing the completeness of the material returned.
13. Insurance
The Company shall obtain insurance for the benefit of the Executive against accidents in the amount of € 500,000 for death and € 300,000 for disability and professional liability insurance.
14. Miscellaneous
14.1 Any amendment, addition or cancellation of this Letter shall be made in writing in order to be effective. This also applies to this written form requirement. Any oral agreements, also those made prior to this Letter, shall have no effect.
14.2 This Letter shall be subject to German law and construed accordingly. The courts in Munich, Germany, shall have exclusive jurisdiction for all disputes which may arise under or in connection with the agreement evidenced by this letter.
14.3 All notices of the Executive concerning this Letter shall be addressed to the Supervisory Body.
14.4 The ineffectiveness of any of the provisions shall not invalidate the remaining provisions of this Letter. In such case a provision shall apply which comes as closely as possible to the intent of the invalid provision.
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Ciao GmbH Leopoldstraße 236 D-80807 München
Tel: +49-(0)89-25 55 16 00 Fax: +49-(0)89-25 55 17 00 Mail: info@ciao-group.com Web: www.ciao-group.com

Finally, we are excited about the skills and knowledge you will continue to bring to the Ciao group and we believe that a corporate officer with your capabilities and energy will be successful in developing Ciao’s business.
We trust that you will find these terms satisfactory. Please confirm your acceptance of the above terms by signing the enclosed duplicate of this Letter.
Best regards,
Ciao GmbH
By:
SRVY Acquisition GmbH
By:

/s/ Jonathan A. Flatow Jonathan A. Flatow
managing director
Accepted by Nicolas Metzke
On July 25, 2006

/s/ Nicolas Metzke Nicolas Metzke
Ciao GmbH Leopoldstraße 236 D-80807 München
Tel: +49-(0)89-25 55 16 00 Fax: +49-(0)89-25 55 17 00 Mail: info@ciao-group.com Web: www.ciao-group.com